Exhibit 99.1

Hologic Announces Financial Results for First Quarter of Fiscal 2017

-- GAAP Diluted EPS of $0.30 Increases 3.4%, Non-GAAP Diluted EPS of $0.52 Increases 13.0% --

-- Revenue of $734.4 Million Grows 5.6%, 6.3% in Constant Currency --

-- Recently Completed Divestiture of Blood Screening Business to Accelerate Growth --

MARLBOROUGH, Mass., Feb. 1, 2017 /PRNewswire/ -- Hologic, Inc. (Nasdaq: HOLX) announced today the Company's financial results for the fiscal first quarter ended December 31, 2016. GAAP diluted earnings per share (EPS) of $0.30 increased 3.4% compared to the prior year period, while non-GAAP diluted EPS of $0.52 increased 13.0%. Revenue of $734.4 million increased 5.6%, or 6.3% in constant currency terms.

"We are pleased with our first quarter financial results," said Steve MacMillan, Hologic's Chairman, President and Chief Executive Officer. "Revenue and earnings per share exceeded our guidance. Our international businesses continued to improve, while new products are in the early stages of adding to growth. And we completed the divestiture of our blood screening business, which we expect to accelerate top- and bottom-line growth."

Key financial results for the fiscal first quarter are shown below:

	GAAP			Non-GAAP
	Q1'17	Q1'16	Change Increase (Decrease)	Q1'17	Q1'16	Change Increase (Decrease)
Revenues	$734.4	$695.2	5.6%	$734.4	$695.2	5.6%
Gross Margin	55.1%	54.5%	60 bps	65.2%	65.2%	0 bps
Operating Expenses	$258.8	$253.0	2.3%	$231.1	$221.0	4.6%
Operating Margin	19.9%	18.1%	180 bps	33.7%	33.4%	30 bps
Net Margin	11.8%	12.2%	(40 bps)	20.2%	19.4%	80 bps
Diluted EPS	$0.30	$0.29	3.4%	$0.52	$0.46	13.0%

Throughout this press release, all dollar figures are in millions, except EPS. Some totals may not foot due to rounding. Unless otherwise noted, all results are compared to the corresponding prior year period. Non-GAAP presentations exclude a number of cash and non-cash items as discussed below under "Use of Non-GAAP Financial Measures."

Revenue Detail

Revenue growth in the first quarter was led by the GYN Surgical division, while the molecular diagnostics and Breast Health franchises also performed well. As previously disclosed, and compared to the prior year period, growth rates benefited from the inclusion of extra selling days between the Christmas and New Year's holidays.

$s in millions	Q1'17	Q1'16	Reported Change	Foreign Currency Effect $ %		Constant Currency Change
Cytology & Perinatal	$120.3	$120.4	(0.1%)	$1.4	1.2%	1.1%
Molecular Diagnostics	$139.9	$129.6	7.9%	$1.1	0.9%	8.8%
Blood Screening	$65.2	$60.7	7.4%	-	-	7.4%
Total Diagnostics	$325.4	$310.7	4.7%	$2.5	0.8%	5.5%
Breast Imaging	$226.7	$218.1	3.9%	$0.7	0.3%	4.2%
Interventional Breast Solutions	$44.6	$42.1	6.1%	$0.1	0.3%	6.4%
Other	$2.0	$2.0	0.8%	$0.0	1.2%	2.0%
Total Breast Health	$273.3	$262.2	4.2%	$0.8	0.4%	4.6%
GYN Surgical	$114.8	$98.8	16.2%	$0.9	1.0%	17.2%
Skeletal Health	$20.9	$23.5	(10.8%)	($0.0)	0.1%	(10.7%)
Total	$734.4	$695.2	5.6%	$4.2	0.7%	6.3%

Other quarterly revenue highlights:

  U.S. sales of $573.6 million increased 5.2%, continuing strong recent trends.
  International sales of $160.8 million increased 7.2%, or 10.0% in constant currency, led by strong growth in blood screening, molecular diagnostics and GYN Surgical. Excluding blood screening, international sales increased 2.7%, or 6.1% in constant currency.
  GYN Surgical revenue of $114.8 million increased 16.2%, or 17.2% in constant currency. MyoSure® system sales of $48.3 million increased 31.2%, or 32.1% in constant currency. NovaSure® sales of $66.4 million increased 7.7%, or 8.6% in constant currency.
  Breast Health revenue totaled $273.3 million, an increase of 4.2%, or 4.6% in constant currency. Revenue in the United States increased 5.5%, driven by increases in service revenue and new product sales that supplemented continued adoption of Hologic's Genius™ 3D Mammography™ systems.
  In Diagnostics:
    Molecular diagnostics sales of $139.9 million increased 7.9%, or 8.8% in constant currency. Growth was driven primarily by continued strength across Aptima® women's health products on the fully automated Panther® and Tigris® platforms, both in the United States and internationally.
    Cytology and perinatal sales of $120.3 million decreased (0.1%) on a reported basis, but increased 1.1% in constant currency.
    Blood screening revenue totaled $65.2 million, an increase of 7.4% on both a reported and constant currency basis that was driven by Zika-related sales and strong international ordering patterns.
  In Skeletal Health, revenue of $20.9 million decreased (10.8%), or (10.7%) in constant currency, primarily due to lower volumes.

Segment revenue highlights by geography are shown below:

		International Change	Foreign Currency Effect		International Change (Constant Currency)
	U.S. Change	(Reported)	$	%
	Increase (Decrease)
Diagnostics	2.8%	10.0%	$2.5	3.0%	13.0%
Breast Health	5.5%	(1.4%)	$0.8	1.7%	0.3%
GYN Surgical	16.3%	15.8%	$0.9	7.0%	22.8%
Skeletal Health	(23.2%)	16.1%	$0.0	0.3%	16.4%
Total Revenues	5.2%	7.2%	$4.2	2.8%	10.0%

First Quarter Expense Detail

Gross margin was 55.1% on a GAAP basis, and 65.2% on a non-GAAP basis. GAAP gross margin improved by 60 basis points, while non-GAAP gross margin was flat, as a favorable product mix was offset by increased international sales and unfavorable currency fluctuations.

Operating expenses were $258.8 million on a GAAP basis, and $231.1 million on a non-GAAP basis. GAAP operating expenses increased 2.3%, while non-GAAP operating expenses increased 4.6%, mainly due to higher marketing spending, increased compensation and an additional week of expenses.

Hologic's effective tax rate was 25.5% on a GAAP basis, and 31.0% on a non-GAAP basis.

Other Key Financial Results

GAAP net income was $86.5 million, an increase of 1.8%. Adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) were $269.1 million, an increase of 6.8%.

Operating cash flow was $169.6 million. Free cash flow, defined as operating cash flow less capital expenditures, was $144.9 million.

Total debt outstanding at the end of the quarter was $3.3 billion, a decrease of ($0.3) billion compared to the prior year period.

The Company ended the quarter with cash and cash equivalents of $646 million.

The combination of lower debt and EBITDA growth helped improve Hologic's leverage ratio (net debt over adjusted EBITDA) to 2.6 in the quarter.

Strong profit growth and lower debt have continued to improve Hologic's adjusted return on invested capital (ROIC). On a trailing 12 months basis, ROIC of 13.1% improved 180 basis points compared to the prior year period.

Financial Guidance for Fiscal 2017

"We are updating our 2017 financial guidance based on our good first-quarter results, the divestiture of our blood screening business, and a revenue headwind of more than $20 million from a stronger U.S. dollar," said Bob McMahon, the Company's chief financial officer. "Underlying our forecast, our expectations for our ongoing, base business are consistent with our initial constant currency guidance."

Hologic's financial guidance is based on a full year non-GAAP tax rate of approximately 31%, and diluted shares outstanding of between 287 and 289 million for the full year. Constant currency guidance assumes that foreign exchange rates are the same in fiscal 2017 as in fiscal 2016. Current guidance assumes that recent foreign exchange rates persist for all of fiscal 2017.

Hologic's financial guidance for fiscal 2017 is shown in the two tables immediately below. In these tables, the "Current Guidance" rows include revenues and EPS from the divested blood screening business for part of the year, while the "Previous Guidance" rows include these contributions for the full year.

GAAP
	Revenue		EPS
	Reported % Increase (Decrease)	Guidance $	Reported % Increase (Decrease)	Guidance $
Current Guidance for Fiscal 2017	(1.7%) to (0.3%)	$2.785 to $2.825 billion	135.3% to 138.8%	$2.73 to $2.77
Previous Guidance for Fiscal 2017	3.8% to 5.2%	$2.94 to $2.98 billion	6.0% to 9.5%	$1.23 to $1.27

Non-GAAP
	Revenue			EPS
	Constant Currency % Increase (Decrease)	Reported % Increase (Decrease)	Guidance $	Constant Currency % Increase (Decrease)	Reported % Increase (Decrease)	Guidance $
Current Guidance for Fiscal 2017	(0.7%) to 0.7%	(1.7%) to (0.3%)	$2.785 to $2.825 billion	(1.5%) to 0.6%	(3.1%) to (1.0%)	$1.90 to $1.94
Previous Guidance for Fiscal 2017	4.0% to 5.5%	3.8% to 5.2%	$2.94 to $2.98 billion	8.5% to 10.6%	8.2% to 10.2%	$2.12 to $2.16

Hologic's financial guidance for the second quarter of fiscal 2017 is shown in the two tables immediately below. In these tables, revenues and EPS from the divested blood screening business are included for part of the quarter, while the prior year period included these contributions for the full quarter.

GAAP
	Revenue		EPS
	Reported % Increase (Decrease)	Guidance $	Reported % Increase (Decrease)	Guidance $
Current Guidance for the Second Quarter of Fiscal 2017	(2.6%) to (1.2%)	$675 to $685 million	670.8% to 675%	$1.85 to $1.86

Non-GAAP
	Revenue			EPS
	Constant Currency % Increase (Decrease)	Reported % Increase (Decrease)	Guidance $	Constant Currency % Increase (Decrease)	Reported % Increase (Decrease)	Guidance $
Current Guidance for the Second Quarter of Fiscal 2017	(1.7%) to (0.3%)	(2.6%) to (1.2%)	$675 to $685 million	(2.7%) to (0.5%)	(4.3%) to (2.1%)	$0.45 to $0.46

"Going forward, we forecast that the divestiture of the blood screening business will accelerate both our top- and bottom-line growth rates," Mr. McMahon said. To illustrate this point, and to assist with "apples to apples" analyses of Hologic's ongoing, base business, the historical contributions of blood screening to Hologic's quarterly revenues and EPS are shown below:

	GAAP
	2016					2017
	Q1	Q2	Q3	Q4	Total	Q1
Revenue	$60.7	$62.2	$55.9	$56.6	$235.4	$65.2
EPS	$0.06	$0.06	$0.05	$0.05	$0.22	$0.06

	Non-GAAP
	2016					2017
	Q1	Q2	Q3	Q4	Total	Q1
Revenue	$60.7	$62.2	$55.9	$56.6	$235.4	$65.2
EPS	$0.10	$0.10	$0.09	$0.09	$0.37	$0.10

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; non-GAAP gross profit; non-GAAP gross margin; non-GAAP operating expenses; non-GAAP income from operations; non-GAAP operating margin; non-GAAP interest expense; non-GAAP pre-tax income; non-GAAP net margin; non-GAAP net income; non-GAAP diluted EPS; adjusted EBITDA and return on invested capital. Constant currency presentations show reported period operating results as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill and intangible assets; (ii) additional depreciation expense from acquired fixed assets and accelerated depreciation related to consolidation and closure of facilities ; (iii) non-cash interest expense related to amortization of the debt discount from the equity conversion option of the convertible notes; (iv) restructuring and divestiture charges and facility closure and consolidation charges; (v) transaction related expenses for divestitures and acquisitions (vi) debt extinguishment losses and related transaction costs; (vii) the unrealized (gains) losses on the mark-to-market of forward foreign currency contracts for which the Company has not elected hedge accounting; (viii) litigation settlement charges (benefits); (ix) other-than-temporary impairment losses on investments and realized gains and (losses) resulting from the sale of investments; (x) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results as detailed in our reconciliations of such adjustments; and (xi) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Future Non-GAAP Adjustments

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of the Company's non-GAAP EPS guidance as described in this press release.

Conference Call and Webcast

Hologic's management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the first quarter of fiscal 2017. Approximately 10 minutes before the call, dial 877-741-4248 (U.S. and Canada) or 719-325-4816 (international) and enter access code 9811570. A replay will be available starting two hours after the call ends through February 24, 2017 at 888-203-1112 (U.S. and Canada) or 719-457-0820 (international), access code 9811570, Pin 9876. The Company will also provide a live webcast of the call at http://investors.hologic.com.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems and surgical products. The Company's core business units focus on diagnostics, breast health, GYN surgical, and skeletal health. With a unified suite of technologies and a robust research and development program, Hologic is dedicated to The Science of Sure. For more information on Hologic, visit www.hologic.com.

Hologic, Genius 3D Mammography, Aptima, ThinPrep, MyoSure, NovaSure, Panther, Tigris, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees; U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including, without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, and the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company's international activities and businesses; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, the need to comply with especially high standards for the manufacture of many of its products and risks associated with utilizing third party manufacturers; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended
	December 31, 2016	December 26, 2015

Revenues:
Product	$613.4	$587.2
Service and other	121.0	108.0
Total revenues	734.4	695.2

Cost of revenues:
Product	198.3	188.2
Amortization of intangible assets	73.5	73.4
Service and other	57.8	54.5

Gross profit	404.8	379.1

Operating expenses:
Research and development	54.4	51.7
Selling and marketing	110.0	99.4
General and administrative	69.8	77.0
Amortization of intangible assets	21.4	22.6
Restructuring and divestiture charges	3.2	2.3
Total operating expenses	258.8	253.0

Income from operations	146.0	126.1
Interest income	0.3	0.2
Interest expense	(40.4)	(39.2)
Other income, net	10.2	27.6

Income before income taxes	116.1	114.7
Provision for income taxes	29.6	29.8

Net income	$86.5	$84.9

Net income per common share:
Basic	$0.31	$0.30
Diluted	$0.30	$0.29

Weighted average number of shares outstanding:
Basic	278,663	282,976
Diluted	284,224	291,971

HOLOGIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	December 31, 2016	September 24, 2016
ASSETS

Current assets:
Cash and cash equivalents	$646.0	$548.4
Accounts receivable, net	419.9	447.0
Inventories	258.3	274.7
Other current assets	85.4	56.5
Assets held for sale	928.5	—
Total current assets	2,338.1	1,326.6

Property, plant and equipment, net	432.6	460.2
Goodwill and intangible assets	4,480.2	5,446.5
Other assets	86.9	83.7
Total assets	$7,337.8	$7,317.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$707.3	$296.0
Accounts payable and accrued liabilities	437.6	444.5
Deferred revenue	145.8	161.4
Total current liabilities	1,290.7	901.9

Long-term debt, net of current portion	2,615.6	3,049.4
Deferred income taxes	958.9	982.6
Other long-term liabilities	244.0	240.4
Total stockholders' equity	2,228.6	2,142.7
Total liabilities and stockholders' equity	$7,337.8	$7,317.0

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)

	Three Months Ended
	December 31, 2016	December 26, 2015(a)
OPERATING ACTIVITIES
Net income	$86.5	$84.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.4	19.9
Amortization	94.9	96.0
Non-cash interest expense	14.3	13.2
Stock-based compensation expense	19.2	15.9
Deferred income taxes	(24.6)	(28.0)
Gain on sale of available-for-sale marketable security	—	(25.1)
Other adjustments and non-cash items	(6.0)	(0.2)
Changes in operating assets and liabilities:
Accounts receivable	21.5	4.3
Inventories	(20.7)	(3.6)
Prepaid income taxes	(0.8)	21.7
Prepaid expenses and other assets	(17.4)	(7.7)
Accounts payable	(17.8)	(4.9)
Accrued expenses and other liabilities	14.6	(9.8)
Deferred revenue	(14.5)	(5.2)
Net cash (used in) provided by operating activities	169.6	171.4
INVESTING ACTIVITIES
Purchase of property and equipment	(11.5)	(9.1)
Increase in equipment under customer usage agreements	(13.2)	(10.6)
Proceeds from sale of available-for-sale marketable security	0.4	31.1
Increase in other assets	(0.9)	0.9
Net cash (used in) provided by investing activities	(25.2)	12.3
FINANCING ACTIVITIES
Repayment of long-term debt	(18.8)	(18.8)
Repayment of amounts borrowed under accounts receivable securitization program	(12.0)	—
Payments to extinguish convertible notes	(6.4)	(0.1)
Net proceeds from issuance of common stock pursuant to employee stock plans	13.2	11.1
Payment of minimum tax withholdings on net share settlements of equity awards	(16.4)	(14.9)
Net cash used in financing activities	(40.4)	(22.7)
Effect of exchange rate changes on cash and cash equivalents	(6.4)	(2.0)
Net increase in cash and cash equivalents	97.6	159.0
Cash and cash equivalents, beginning of period	548.4	491.3
Cash and cash equivalents, end of period	$646.0	$650.3

(a) The statement of cash flows for the prior year period has been recasted to reflect the adoption of ASU 2016-09 as the Company has retrospectively adopted the presentation requirement of the excess tax benefit related to equity awards.  As a result, cash provided by operating activities increased $7.1 million with a corresponding increase in cash used in financing activities.

HOLOGIC, INC. RECONCILIATION OF GAAP TO NON-GAAP RESULTS (Unaudited) (In millions, except earnings per share and margin percentages)

	Three Months Ended
	December 31, 2016	December 26, 2015

Gross Profit:
GAAP gross profit	$404.8	$379.1
Adjustments:
Amortization of intangible assets (1)	73.5	73.4
Incremental depreciation expense (2)	0.3	0.5
Integration/consolidation costs (3)	0.1	—
Non-GAAP gross profit	$478.7	$453.0

Gross Margin:
GAAP gross margin	55.1%	54.5%
Impact of adjustments above	10.1%	10.7%
Non-GAAP gross margin	65.2%	65.2%

Operating Expenses:
GAAP operating expenses	$258.8	$253.0
Adjustments:
Amortization of intangible assets (1)	(21.4)	(22.6)
Incremental depreciation expense (2)	(0.5)	(0.9)
Transaction expenses (4)	(2.6)	—
Integration/consolidation costs (3)	—	(0.2)
Restructuring and divestiture charges (3)	(3.2)	(2.3)
Other (5)	—	(6.0)
Non-GAAP operating expenses	$231.1	$221.0

Operating Income:
GAAP income from operations	146.0	126.1
Adjustments to gross profit as detailed above	73.9	73.9
Adjustments to operating expenses as detailed above	27.7	32.0
Non-GAAP income from operations	$247.6	$232.0

Operating Income Margin:
GAAP income from operations margin	19.9%	18.1%
Impact of adjustments above	13.8%	15.3%
Non-GAAP operating income margin	33.7%	33.4%

Interest Expense:
GAAP interest expense	$40.4	$39.2
Adjustments:
Non-cash interest expense relating to convertible notes (6)	(5.2)	(6.4)
Non-GAAP interest expense	$35.2	$32.8
Pre-Tax Income:
GAAP pre-tax earnings	$116.1	$114.7
Adjustments to pre-tax earnings as detailed above	106.8	112.3
Loss/(gain) on sale of available-for-sale marketable security (7)	0.1	(25.1)
Unrealized gains on forward foreign currency contracts (8)	(8.4)	(1.0)
Non-GAAP pre-tax Income	$214.6	$200.9

Net Income:
GAAP net income	$86.5	$84.9
Adjustments:
Amortization of intangible assets (1)	94.9	96.0
Non-cash interest expense relating to convertible notes (6)	5.2	6.4
Restructuring, divestiture and integration/consolidation costs (3)	3.3	2.5
Transaction expenses	2.6	—
Incremental depreciation expenses (2)	0.8	1.4
Loss/(gain) on sale of available-for-sale marketable security (7)	0.1	(25.1)
Unrealized gains on forward foreign currency contracts (8)	(8.4)	(1.0)
Other charges (5)	—	6.0
Income tax effect of reconciling items (9)	(36.9)	(36.0)
Non-GAAP net income	$148.1	$135.1

Net Income Margin:
GAAP net income margin	11.8%	12.2%
Impact of adjustments above	8.4%	7.2%
Non-GAAP net income margin	20.2%	19.4%

Earnings per share:
GAAP earnings per share - Diluted	$0.30	$0.29
Adjustment to net earnings (as detailed above)	0.22	0.17
Non-GAAP earnings per share – diluted (10)	$0.52	$0.46

Adjusted EBITDA:
Non-GAAP net income	$148.1	$135.1
Interest expense, net, not adjusted above	35.0	32.6
Provision for income taxes	66.5	65.8
Depreciation expense, not adjusted above	19.5	18.5
Adjusted EBITDA	$269.1	$252.0

Explanatory Notes to Reconciliations:

(1)	To reflect non-cash expenses attributable to the amortization of intangible assets.
(2)

To reflect non-cash fair value adjustments for additional depreciation expense related to the fair value write-up of fixed assets acquired in the Gen-Probe acquisition and accelerated depreciation expense related to facility closure and consolidation.

(3)	To reflect restructuring and divestiture charges and certain costs associated with the Company's integration and facility consolidation plans, which primarily include retention and transfer costs.
(4)	To reflect transaction-related expenses, such as advisory and legal, incurred with third parties related to business development activities, such as divestitures and acquisitions.
(5)	To reflect the net impact from miscellaneous transactions during the period, including legal settlements.
(6)	To reflect certain non-cash interest expense related to the amortization of the debt discount from the equity conversion option of the Company's convertible notes.
(7)	To reflect realized losses and gains on the sale of available-for-sale marketable securities.
(8)	To reflect non-cash unrealized gains on the market-to market on outstanding forward foreign currency contracts, which do not qualify for hedge accounting.
(9)	To reflect an estimated annual effective tax rate of 31.00% and 32.75% for fiscal 2017 and 2016, respectively.
(10)	Non-GAAP earnings per share was calculated based on 284,224 and 291,971 weighted average diluted shares outstanding for the three months ended December 31, 2016 and December 26, 2015, respectively.

Reconciliation of GAAP to non-GAAP EPS Guidance:

	Guidance Range		Guidance Range
	Quarter Ending April 1, 2017		Year Ending September 30,2017
	Low	High	Low	High
GAAP Net Income Per Share	$1.85	$1.86	$2.73	$2.77
Amortization of Intangible Assets	$0.24	$0.24	$1.06	$1.06
Amortization of Debt Discount	$0.02	$0.02	$0.07	$0.07
Restructuring and Other Charges	$0.03	$0.03	$0.06	$0.06
Gain from Sale of Blood Screening	$(3.18)	$(3.18)	$(3.17)	$(3.17)
Tax Impact of Exclusions	$1.49	$1.49	$1.15	$1.15
Non-GAAP Net Income Per Share	$0.45	$0.46	$1.90	$1.94

Trailing Twelve Months ended December 31, 2016
Return on Invested Capital:

Adjusted Net Operating Profit After Tax
Non-GAAP net income	574.6
Non-GAAP provision for income taxes	262.0
Non-GAAP interest expense	135.4
Non-GAAP other income	(4.9)
Adjusted net operating profit before tax	967.1
Non-GAAP average effective tax rate (1)	31.32%
Adjusted net operating profit after tax	664.2

Average Net Debt plus Average Stockholders' Equity (2)
Average total debt	3,477.6
Less: Average cash, cash equivalents and restricted cash	(648.1)
Average net debt	2,829.5
Average stockholders' equity (3)	2,229.7
Average net debt plus average stockholders' equity	5,059.2

Adjusted ROIC
Adjusted ROIC (adjusted net operating profit after tax above divided by average net debt plus stockholders' equity above)	13.1%

(1)

ROIC is presented on a TTM basis; non-GAAP effective tax rate for the three months ended March 26, 2016 was 32.75%, the three  months ended June 25, 2016 was 30.55%, the three months ended September 24, 2016 was 31.03% and the three months ended December 31, 2016 was 31.00%.

(2)	Calculated using the average of the balances as of December 31, 2016 and December 26, 2015.
(3)	Adjusted (increased) to eliminate the effect of the impairment of intangible assets of $32.2 million in fiscal 2014.

		As of
		December 31, 2016
Leverage Ratio:

Total principal debt		3,378.9
Total cash		(646.0)
Net principal debt, as adjusted		2,732.9
EBITDA for the last four quarters		1,049.3
Leverage Ratio		2.60

Other Supplemental Information:
	Three Months Ended
	December 31, 2016	December 26, 2015

Geographic Revenues
U.S.	77.9%	78.4%
Europe	10.7%	10.0%
Asia-Pacific	8.4%	7.9%
All Others	3.0%	3.7%
Total Revenues	100.0%	100.0%

Revenue Composition
		Q1'17

Disposables		63.4%
Capital Equipment		20.1%
Service & Other		16.5%
Total Revenues		100.0%